UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  March 14, 2007

Date of earliest event reported:  March 9, 2007

NORTHWEST AIRLINES CORPORATION

(Debtor-in-Possession)

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On March 9, 2007, Northwest Airlines Corporation (“NWAC”), Northwest Airlines Holdings Corporation (“NWAHC”), NWA Inc. (“NWA Inc.”), and Northwest Airlines, Inc. (“Northwest,” and together with NWAC, NWAHC, NWA Inc., the “Companies”) entered into an amendment (the “Amendment”) to the Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement dated as of August 21, 2006 (the “Credit Agreement”) among the Companies, Citicorp USA, Inc., as administrative agent, and each of the other financial institutions from time to time party thereto (the “Lenders”).  The Amendment reduces by 50 basis points the interest rate payable on borrowings under the Credit Agreement and eliminates minimum credit rating and collateral coverage thresholds which, if not met, would have resulted in increases of up to 100 basis points in such interest rate. In addition, the Amendment permits Northwest to grant pari passu liens on the collateral securing obligations under the Credit Agreement (Northwest’s Pacific route authorities and certain related assets) to support up to $150 million of Northwest’s obligations under fuel, interest rate and/or currency exchange hedging agreements with any Lender (or any affiliate of any Lender) that is a party to the Credit Agreement.

The Companies and their affiliates have other commercial relationships with certain of the Lenders.  From time to time, certain Lenders have provided investment banking and advisory services for, and furnished financing services to the Companies and their affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

	By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated: March 14, 2007